Exhibit 99.1

2ND LOAN EXTENSION AND MODIFICATION AGREEMENT

This 2nd Loan Extension and Modification Agreement (this “Agreement”), dated as of the Effective Date (defined below), is by and between Dr. Rudolf W. Gunnerman and Doris Gunnerman (collectively referred to as the “Lender”) and SulphCo, Inc., a Nevada corporation (the “Borrower”).

RECITALS:

A.     On December 30, 2003, in exchange for funds in the amount of $500,000 advanced to Borrower, Borrower executed and delivered to Lender a note (the "Note") in the principal sum of $500,000 (the "Loan") and with the original interest fully prepaid through December 30, 2004 through the issuance of 500,000 shares of the Borrower’s common stock, with the principal sum due and payable on December 30, 2004;

B.     On December 12, 2004, Borrower and Lender entered into an agreement to extend the term of the Note for the principal sum of $500,000 for one year from December 30, 2004 and becoming due on December 30, 2005 (the “1st Loan Extension Agreement”);

C.     Lender and Borrower desire to again extend the term of the Loan for one more year, provide for additional interest to be accrued and paid during the extension period, and provide for prepayment upon demand by Lender; and

D.     This Agreement shall be submitted to the Borrower’s Audit Committee and Board of Directors for their respective approval before it may become effective.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Extension. The Lender and Borrower agree that the entire principal amount of the Loan shall become due and payable, together with any accrued and unpaid interest thereon, on December 30, 2006.

2.     Interest during Extension Period. The principal balance of the Loan from time to time shall bear interest at an annual rate equal to 8% commencing from December 31, 2005, and continuing, until the Note is paid in full. The interest shall be due and payable in quarterly installments commencing on April 1, 2006, provided there are then unrestricted sources of funds from which such interest payments may be made.

3.     Prepayment. The Borrower agrees that it will prepay the Note upon demand by Lender. Interest will accrue until the date of payment and be paid on that date.

4.     Audit Committee Approval; Effective Date. The effectiveness of this Agreement is conditioned upon the approval of its terms by the Borrower’s Audit Committee. The Effective Date will be the date upon which the Audit Committee approves this Agreement.

5.     Except as provided in this Agreement, the terms and provisions of the Note shall remain unchanged and shall remain in full force and effect. The Note as modified and amended hereby is hereby ratified and confirmed in all respects.

6.     Lender acknowledges that the execution of this Agreement by Borrower is not intended nor shall it be construed as (i) an actual or implied waiver of any subsequent default under the Note or the 1st Loan Extension Agreement or (ii) an actual or implied waiver of any condition or obligation imposed upon Lender pursuant to the Note except to the extent expressly set forth herein.

7.     This Agreement may be executed in any number of counterparts. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

8.     The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their heirs, representatives, successors and assigns.

IN WITNESS WHEREOF, the parties have fully executed this Agreement as of the respective dates of acknowledgment, but is effective as of the Effective Date set forth above.

Borrower:	SULPHCO, INC.	Lender:

By /s/ Loren J. Kalmen		/s/ Rudolf W. Gunnerman
Loren J. Kalmen		Rudolf W. Gunnerman
Chief Financial Officer

/s/ Doris Gunnerman
Doris Gunnerman